EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	October 30, 2007
FreightCar America, Inc. reports quarterly net income per diluted share of $0.73 on sales of $162.1 million.
Chicago, IL, October 30, 2007 — FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended September 30, 2007. For the third quarter of 2007, sales were $162.1 million and net income was $8.7 million, or $0.73 per diluted share. For the third quarter of 2006, the Company had sales of $395.8 million and net income of $36.8 million, or $2.88 per diluted share.
EBITDA was $12.9 million in the third quarter of 2007, compared with EBITDA of $57.5 million in the third quarter of 2006. The decline in net income and EBITDA continues to reflect lower volume and the impact of a more competitive pricing environment. EBITDA is a non-GAAP financial measure. A reconciliation of the Company’s net income to EBITDA is set forth in the supplemental disclosure attached to this press release.
“As the North American railcar market has remained challenging, we are committed to our efforts to control costs while expanding the revenue base through diversification. The optimization of production at our low cost facilities and continued focus on cost control were pivotal to this quarter’s profitability. We continue to evaluate the manufacturing network for opportunities to achieve cost parity among our different facilities and lower the cost structure,” said Chris Ragot, President and Chief Executive Officer.
“Orders for railcars totaled 1,262 units in the third quarter of 2007, down from 2,262 units ordered in the second quarter of 2007, compared with orders of 357 units for the same period in 2006. The backlog of unfilled orders was 4,930 units at September 30, 2007, compared with 5,589 units at June 30, 2007 and 12,176 units at September 30, 2006.”
”During the third quarter, we completed our $50 million share buy-back program. In addition, we restructured our revolving credit facility to, among other things, reduce cost and increase the borrowing availability under the facility to $100 million.”
Mr. Ragot further stated, “While the North American railcar market has contracted this year, we believe that the long-term fundamental trends in our industry remain strong. We continue to focus on growth opportunities through strategic initiatives, both internationally and domestically, to enhance shareholder value.”
For the nine months ended September 30, 2007, sales were $679.9 million and net income was $43.1 million, or $3.49 per diluted share. In comparison, for the nine months ended September 30, 2006, the Company had sales of $1,054.0 million and net income of $94.8 million, or $7.41 per diluted share.
The Company will host a conference call on Tuesday, October 30, 2007 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter financial results. To participate in the conference call, please dial (800) 230-1093. Interested parties are asked to dial in approximately 10 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 2:30 p.m. (Eastern Daylight Time) on Tuesday, October 30, 2007 until 11:59 p.m. (Eastern Standard Time) on November 6, 2007. To access the replay, please dial (800) 475-6701. The replay pass code is 890142. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation

Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2007	2006
	(In thousands)

Assets
Current assets
Cash and cash equivalents	$175,338	$212,026
Accounts receivable, net	14,290	11,369
Inventories	64,144	106,643
Deferred income taxes and other current assets	15,542	13,507

Total current assets	269,314	343,545

Property, plant and equipment, net	27,732	25,905
Goodwill and intangible assets, net	26,751	27,194
Deferred income taxes and other assets	22,863	23,337

Total assets	$346,660	$419,981

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$44,528	$103,038
Income taxes payable	6,095	9,816
Accrued warranty	11,778	12,051
Other current liabilities	26,883	32,083

Total current liabilities	89,284	156,988

Accrued postretirement benefits, less current portion	50,075	49,455
Other long-term liabilities	7,982	9,669

Total liabilities	147,341	216,112

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,547	99,981
Treasury stock, at cost	(43,597)	—
Accumulated other comprehensive loss	(25,214)	(26,774)
Retained earnings	169,456	130,535

Total stockholders’ equity	199,319	203,869

Total liabilities and stockholders’ equity	$346,660	$419,981

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(In thousands, except share and per share data)

Sales	$162,112	$395,759	$679,923	$1,053,969
Cost of sales	142,714	330,542	591,699	882,025

Gross profit	19,398	65,217	88,224	171,944

Selling, general and administrative expense (including non-cash stock-based compensation expense of $725, $457, $2,080 and $1,674, respectively)	7,565	8,585	26,535	25,113

Operating income	11,833	56,632	61,689	146,831

Interest income	(1,899)	(1,720)	(6,568)	(3,652)
Interest expense	138	94	352	262
Amortization of deferred financing costs	57	76	210	229

Income before income taxes	13,537	58,182	67,695	149,992
Income tax provision	4,856	21,388	24,609	55,224

Net income	$8,681	$36,794	$43,086	$94,768

Net income per common share — basic	$0.73	$2.92	$3.52	$7.54

Net income per common share — diluted	$0.73	$2.88	$3.49	$7.41

Weighted average common shares outstanding - basic	11,918,890	12,601,522	12,245,504	12,570,279

Weighted average common shares outstanding - diluted	11,955,827	12,782,562	12,332,345	12,780,828

Dividends declared per common share	$0.06	$0.03	$0.18	$0.09

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
	(In thousands)

Cash flows from operating activities
Net income	$43,086	$94,768
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	2,890	4,583
Other non-cash items	1,908	3,030
Stock-based compensation expense	2,080	1,674
Changes in operating assets and liabilities:
Accounts receivable	(2,921)	(9,499)
Inventories	39,877	(49,180)
Accounts payable	(57,603)	79,571
Income tax payable	(4,215)	5,339
Other accrued liabilities and current assets	(7,013)	(5,692)

Net cash flows provided by operating activities	18,089	124,594

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	—	1,082
Purchases of property, plant and equipment	(5,181)	(3,760)

Net cash flows used in investing activities	(5,181)	(2,678)

Cash flows from financing activities
Payments on long-term debt	(45)	(53)
Deferred financing costs paid	(211)	—
Stock repurchases	(50,000)	—
Issuance of common stock	2,089	1,044
Excess tax benefit from stock-based compensation	800	1,196
Cash dividends paid to stockholders	(2,229)	(1,135)

Net cash flows (used in) provided by financing activities	(49,596)	1,052

Net (decrease) increase in cash and cash equivalents	(36,688)	122,968
Cash and cash equivalents at beginning of period	212,026	61,737

Cash and cash equivalents at end of period	$175,338	$184,705

FreightCar America, Inc.
Supplemental Disclosure
Reconciliation of net income to EBITDA(1)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(In thousands)

Net income	$8,681	$36,794	$43,086	$94,768
Income tax provision	4,856	21,388	24,609	55,224
Interest income	(1,899)	(1,720)	(6,568)	(3,652)
Interest expense	138	94	352	262
Amortization of deferred financing costs	57	76	210	229
Amortization of intangible assets	148	148	443	443
Depreciation	870	713	2,447	4,140

EBITDA	12,851	57,493	64,579	151,414

(1)	EBITDA represents net income before income tax expense, interest (income) expense, net, amortization and depreciation of property and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.